Exhibit  I

                             to

                        Schedule  13G


One of the persons filing this statement is a parent holding company. The relevant subsidiary, American Express Financial Advisors Inc. (formerly IDS Financial Corporation), a Delaware Corporation,is registered as an investment advisor under section 203 of the Investment Advisors Act of 1940.
IDS Diversified Equity Income Fund, Inc., a Minnesota Corporation, is registered as an investment company under section 8 of the Investment Company Act. IDS Diviersified Equity Income Fund, Inc., is advised by American Express Financial Advisors Inc. (formerly IDS Financial Corporation).